Exhibit 8

ELLOMAY CAPITAL LTD.

List of Subsidiaries as of December 31, 2014

Name of Subsidiary	Percentage of Ownership	Jurisdiction of Incorporation
Ellomay Clean Energy Ltd.	100%	Israel
Ellomay Clean Energy LP	100%	Israel
Ellomay Luxemburg Holdings S.àr.l.	100%	Luxemburg
Ellomay PV One S.r.l.	100%1	Italy
Ellomay PV Two S.r.l.	100%1	Italy
Ellomay PV Five S.r.l.	100%1	Italy
Ellomay PV Six S.r.l.	100%1	Italy
Ellomay PV Seven S.r.l. (formerly Energy Resources Galatina S.r.l.)	100%1	Italy
Pedale S.r.l.	100%1	Italy
Luma Solar S.r.l.	100%1	Italy
Murgia Solar S.r.l.	100%1	Italy
Soleco S.r.l	100%1	Italy
Technoenergy S.r.l	100%1	Italy
Ellomay Spain S.L.2	85%1	Spain
Rodríguez I Parque Solar, S.L	100%1	Spain
Rodríguez II Parque Solar, S.L.	100%1	Spain
Seguisolar S.L.	100%1	Spain
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1.	Held by Ellomay Luxemburg Holdings S.àr.l.

2.
Ellomay Spain owns 21 Spanish companies, each holding a 90 kW solar installation portion of the Riconada II, the first named Energía Solar Fotovoltaica Parque 15, S.L. and the others bear a similar name with references to different numbers (16-34 and 69).